Pricing Supplement No. 10,237 Registration Statement Nos. 333-250103; 333-250103-01 Dated September 14, 2023 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $3,310,000 Trigger Autocallable Contingent Yield Notes

Linked to the Performance of Brent Crude Oil Futures Contracts due September 17, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley
Principal at Risk Securities

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide returns based on the performance of Brent crude oil futures contracts (the “Underlying Commodity”). If the Commodity Price on a quarterly Observation Date (the “Observation Date Commodity Price”) is equal to or greater than the Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Commodity Price is less than the Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date. In addition, MSFL will automatically call the Securities early if the Observation Date Commodity Price on any quarterly Observation Date beginning after approximately six months (March 14, 2024) is equal to or greater than the Initial Commodity Price. If the Securities are called, MSFL will pay the principal amount plus the Contingent Coupon for that Observation Date, and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Commodity Price is equal to or greater than the Downside Threshold (which is the same as the Coupon Barrier), MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date. However, if the Final Commodity Price is less than the Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying Commodity from the Trade Date to the Final Observation Date. The Securities may be appropriate for investors who seek an opportunity for potentially enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in the Underlying Commodity. Investing in the Securities involves significant risks. The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Commodity Price is below the Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Commodity Price is below the Initial Commodity Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Commodity Price of the Underlying Commodity is below the Downside Threshold. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Commodity is greater than the Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features

❑ Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the quarterly Observation Date only if the Observation Date Commodity Price on any quarterly Observation Date beginning March 14, 2024 is equal to or greater than the Initial Commodity Price, and no further payments will be made on the Securities. If the Securities are not called, investors will have the potential for downside market risk at maturity.

❑ Contingent Coupon: If the Observation Date Commodity Price on any quarterly Observation Date is equal to or greater than the Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Observation Date Commodity Price is below the Coupon Barrier, no coupon will be payable with respect to that Observation Date.

❑ Contingent Downside Market Exposure at Maturity: If by maturity the Securities have not been called and the Final Commodity Price is greater than or equal to the Downside Threshold (which is the same as the Coupon Barrier) on the Final Observation Date, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. However, if the Final Commodity Price is less than the Downside Threshold, MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the decline in the price of the Underlying Commodity from the Trade Date to the Final Observation Date. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Commodity is greater than the Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Key Dates
Trade Date	September 14, 2023
Settlement Date	September 19, 2023 (3 business days
after the Trade Date)
Observation Dates	Quarterly, callable beginning March 14, 2024.
See “Observation Dates and Coupon
Payment Dates” on page 6 for details.
Final Observation Date*	September 14, 2026
Maturity Date*	September 17, 2026

* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Additional Terms of the Securities—Postponement of Observation Dates” on page 20.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Trigger Autocallable Contingent Yield Notes linked to the performance of Brent crude oil futures contracts (“Brent crude oil”). The Securities are offered at a minimum investment of $1,000, or 1 Security, and integral multiples of $1,000 in excess thereof.

Underlying Commodity	Contingent Coupon Rate*	Initial Commodity Price	Coupon Barrier/Downside Threshold	CUSIP	ISIN
Brent crude oil futures contracts	11.90% per annum	$93.70	$56.22, which is 60% of the Initial Commodity Price	61774FCN0	US61774FCN06

* If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate. See “Contingent Coupon” on page 4.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$950.60 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$1,000	$20	$980
Total	$3,310,000	$66,200	$3,243,800

(1) UBS Financial Services Inc. acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $20 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 21.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at www.sec.gov as follows:

t	Prospectus supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022223/dp140498_424b2-pscjump.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020 and the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $1,000. We estimate that the value of each Security on the Trade Date is $950.60.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Commodity. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Commodity, instruments based on the Underlying Commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying Commodity.

t	You understand and accept the risks associated with the Underlying Commodity.

t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe the Commodity Price will be at or above the Coupon Barrier on the Observation Dates, including above the Downside Threshold on the Final Observation Date.

t	You believe the Commodity Price will be at or above the Initial Commodity Price on one of the specified Observation Dates.

t	You understand and accept that you will not participate in any appreciation in the price of the Underlying Commodity and that your potential return is limited to the Contingent Coupons, if any.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Commodity.

t	You are willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t	You do not seek guaranteed current income from this investment.

t	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, as set forth on the cover of this pricing supplement.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as the Underlying Commodity.

t	You require an investment designed to provide a full return of principal at maturity.

t	You do not understand and accept the risks associated with the Underlying Commodity.

t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe that the price of the Underlying Commodity will decline during the term of the Securities and is likely to be below the Coupon Barrier on the Observation Dates, including being below the Downside Threshold on the Final Observation Date.

t	You seek an investment that participates in the appreciation in the price of the Underlying Commodity or that has unlimited return potential.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Commodity.

t	You are not willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You seek guaranteed current income from this investment.

t	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-33 of the accompanying prospectus supplement for risks related to an investment in the Securities. For additional information about the Underlying Commodity, see the information set forth under “Brent Crude Oil Futures Contracts” on page 18.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$1,000 per Security
Underlying Commodity	Brent crude oil futures contracts
Principal Amount	$1,000 per Security
Term	Approximately 3 years, unless called earlier
Automatic Call

Beginning March 14, 2024, the Securities will be called automatically if the Observation Date Commodity Price on any Observation Date is equal to or greater than the Initial Commodity Price.

If the Securities are called, MSFL will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date, and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Commodity Price of the Underlying Commodity is below the Initial Commodity Price.

Contingent Coupon

If the Observation Date Commodity Price is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Commodity Price is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate. The Contingent Coupon amount of $29.75 (11.90% per annum) would be applicable to each Observation Date on which the Commodity Price is greater than or equal to the Coupon Barrier.

Contingent Coupon payments on the Securities are not guaranteed. MSFL will not pay you the Contingent Coupon for any Observation Date on which Commodity Price is less than the Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 11.90% per annum. If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate.
Trade Date	September 14, 2023
Settlement Date	September 19, 2023
Observation Dates	Quarterly, callable beginning March 14, 2024. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
Final Observation Date	September 14, 2026*
Coupon Payment Dates	With respect to each Observation Date, as set forth under “Observation Dates and Coupon Payment Dates” on page 6.
Maturity Date	September 17, 2026*
Payment at Maturity (per Security)

MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Underlying Commodity during the term of the Securities, as follows:

If the Securities are not automatically called and the Final Commodity Price is equal to or greater than the Downside Threshold (which is the same as the Coupon Barrier), MSFL will pay you the $1,000 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date.

If the Securities are not automatically called and the Final Commodity Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$1,000 × (1 + Underlying Commodity Return)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Underlying Commodity from the Trade Date to the Final Observation Date.

Observation Date Commodity Price	The Commodity Price of the Underlying Commodity on any Observation Date.
Underlying Commodity Return	Final Commodity Price – Initial Commodity Price Initial Commodity Price Please note that the accompanying prospectus supplement refers to this concept as the “commodity percent change.”
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Additional Terms of the Securities—Postponement of Observation Dates” on page 20.

Initial Commodity Price	$93.70, which is the Commodity Price of the Underlying Commodity on the Trade Date.
Final Commodity Price	The Commodity Price of the Underlying Commodity on the Final Observation Date.
Commodity Price	On any date, the official settlement price per barrel of Brent blend crude oil on the Relevant Exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the Relevant Exchange on such date; provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the Relevant Exchange), then the second nearby month futures contract on such date.
Relevant Exchange	The ICE Futures Europe or, if such relevant exchange is no longer the principal exchange or trading market for the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.
Downside Threshold	$56.22, which is 60% of the Initial Commodity Price of the Underlying Commodity.
Coupon Barrier	$56.22, which is 60% of the Initial Commodity Price of the Underlying Commodity.
Record Date	The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an Automatic Call shall be payable to the person to whom the Payment at Maturity or the payment upon an Automatic Call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates
12/14/2023 *	12/19/2023
3/14/2024	3/19/2024
6/14/2024	6/20/2024
9/16/2024	9/19/2024
12/16/2024	12/19/2024
3/14/2025	3/19/2025
6/16/2025	6/20/2025
9/15/2025	9/18/2025
12/15/2025	12/18/2025
3/16/2026	3/19/2026
6/15/2026	6/18/2026
9/14/2026 (Final Observation Date)	9/17/2026 (Maturity Date)

*The Securities are not subject to an Automatic Call until the second Observation Date, which is March 14, 2024.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Additional Terms of the Securities—Postponement of Observation Dates” on page 20.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed; provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Investment Timeline

Trade Date	The Initial Commodity Price, Downside Threshold and Coupon Barrier were determined. The Contingent Coupon Rate was set.

Quarterly (callable after approximately 6 months)

If the Observation Date Commodity Price is equal to or greater than the Coupon Barrier on any Observation Date, MSFL will pay you a Contingent Coupon on the Coupon Payment Date. However, if the Observation Date Commodity Price is below the Coupon Barrier, no Coupon will be payable on the related Coupon Payment Date.

If the Observation Date Commodity Price is equal to or greater than the Initial Commodity Price on any Observation Date beginning on March 14, 2024, the Securities will be called and MSFL will pay you a cash payment per Security equal to the principal amount plus the Contingent Coupon otherwise due for the Observation Date, and no further payments will be made on the Securities.

Maturity Date

The Final Commodity Price is determined as of the Final Observation Date.

If the Securities have not been called and the Final Commodity Price is equal to or greater than the Coupon Barrier and Downside Threshold, at maturity MSFL will pay you the $1,000 Principal Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the Final Commodity Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$1,000 × (1 + Underlying Commodity Return) per Security

Under these circumstances, the Payment at Maturity will be significantly less than the $1,000 Principal Amount by an amount proportionate to the negative Underlying Commodity Return, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

THE SECURITIES WILL NOT PAY A CONTINGENT COUPON IF THE OBSERVATION DATE COMMODITY PRICE OF THE UNDERLYING COMMODITY IS BELOW THE COUPON BARRIER ON THE APPLICABLE OBSERVATION DATE. THE SECURITIES WILL NOT BE SUBJECT TO AN AUTOMATIC CALL ON ANY OBSERVATION DATE IF THE OBSERVATION DATE COMMODITY PRICE ON SUCH OBSERVATION DATE IS BELOW THE INITIAL COMMODITY PRICE. IF THE SECURITIES ARE NOT CALLED, YOU WILL LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT AT MATURITY IF THE FINAL commodity PRICE IS LESS THAN THE DOWNSIDE THRESHOLD.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and prospectus supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

t	The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Commodity Price is less than the Downside Threshold. In this case, you will be exposed to the decline in the price of the Underlying Commodity, as compared to the Initial Commodity Price, on a 1-to-1 basis, and the Payment at Maturity will result in a significant loss of your initial investment that is proportionate to the decline of the Underlying Commodity over the term of the Securities. You could lose your entire principal amount.

t	You will not receive any Contingent Coupon for any quarterly period where the Observation Date Commodity Price is less than or equal to the Coupon Barrier. A Contingent Coupon will be made with respect to a quarterly period only if the Observation Date Commodity Price is greater than or equal to the Coupon Barrier. If the Observation Date Commodity Price remains below the Coupon Barrier on each Observation Date over the term of the Securities, you will not receive any Contingent Coupons.

t	The Contingent Coupon is based solely on the Observation Date Commodity Price. Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Observation Date Commodity Price. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the applicable Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Commodity Price on a specific Observation Date, if such Observation Date Commodity Price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the Commodity Price was higher on other days during the term of the Securities.

t	Investors will not participate in any appreciation in the price of the Underlying Commodity. Investors will not participate in any appreciation in the price of the Underlying Commodity from the Initial Commodity Price, and the return on the Securities will be limited to the Contingent Coupon, if any, that is paid with respect to each Observation Date on which the Observation Date Commodity Price is greater than or equal to the Coupon Barrier prior to an automatic call or maturity, if any. The return on the Securities will be limited to the Contingent Coupons, if any, regardless of the appreciation of the Underlying Commodity, which could be significant. It is possible that the Commodity Price could be below the Coupon Barrier on most or all of the Observation Dates so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Underlying Commodity and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of the Underlying Commodity. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

t	You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Commodity Price is above the Downside Threshold at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security plus the Contingent Coupon, or if the Commodity Price is below the Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Commodity from the Trade Date to the Final Observation Date.

t	Early Redemption Risk. The term of your investment in the Securities may be limited to as short as approximately six months by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupon Payments for any future Observation Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first six months of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the price of the Underlying Commodity will necessarily have declined from the Initial Commodity Price if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the price of the Underlying Commodity can recover.

t	A higher Contingent Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying Commodity, and greater expected volatility generally indicates an increased risk of declines in the price of the Underlying Commodity and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying Commodity at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Commodity. Higher expected volatility with respect to the Underlying Commodity as of the Trade Date generally indicates a greater expectation as of that date that the Final Commodity Price of the Underlying Commodity could ultimately be less than the Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or a lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Observation Date Commodity Price is greater than or equal to the Coupon Barrier on the quarterly Observation Dates, may indicate an increased risk that the price of the Underlying Commodity will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in “The Securities do not guarantee the payment of regular interest or the return of any principal,” in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, a relatively lower Downside Threshold may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Commodity and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Commodity Prince on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the market price of the Underlying Commodity and futures contracts on the Underlying Commodity and the volatility (frequency and magnitude of changes in price) of such prices;

o	whether the Observation Date Commodity Price has been below the Coupon Barrier on any Observation Date,

o	trends of supply and demand for the Underlying Commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the Underlying Commodity;

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Commodity or commodities markets generally and which may affect the price of the Underlying Commodity, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Commodity, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Commodity. The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Brent Crude Oil Futures Contracts” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlying Commodity or in futures contracts or forward contracts on the Underlying Commodity. By purchasing the Securities, you do not purchase any entitlement to the Underlying Commodity or futures contracts or forward contracts on the Underlying Commodity. Furthermore, By purchasing the Securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the Underlying Commodity. Moreover, you will not participate in any potential appreciation of the Underlying Commodity even though you may be exposed to its full decline at maturity.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Commodity), including trading in futures contracts on the Underlying Commodity, and possibly in other instruments related to the Underlying Commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our affiliates also trade the Underlying Commodity and other financial instruments related to the Underlying Commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Commodity Price, and, as a result, the Coupon Barrier and Downside Threshold, which is the price at or above which the Commodity Price must be on each Observation Date in order for you to earn a Contingent Coupon, or, if the Securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the Underlying Commodity at maturity. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Commodity on the Observation Dates, and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity, and, if the Securities are not called prior to maturity, the payout to you at maturity, if any.

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MSCG will determine the Initial Commodity Price, the Coupon Barrier, the Downside Threshold, the Final Commodity Price, whether the Securities will be called following any Observation Date, whether a Contingent Coupon is payable with respect to each Observation Date, whether a market disruption event has occurred and the payment that you will receive upon a call, on each Coupon Payment Date, if any, and at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events. These potentially subjective determinations may affect the payout to you upon a call, on each Coupon Payment Date, if any, or at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Observation Dates” herein and “Description of Securities—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, UBS or our or their respective affiliates. Morgan Stanley, MSFL, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Commodity to which the Securities are linked.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

t	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. All payments on the Securities are linked exclusively to the price of futures contracts on Brent crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

t	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of Brent crude oil may change unpredictably and affect the value of the Securities in unforeseeable ways. Investments, such as the Securities, linked to the price of a single commodity, such as Brent crude oil futures contracts, are subject to sharp fluctuations in the price of the commodity over short periods due to a variety of factors. Brent crude oil is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Brent crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

More recently, prior to and since Russia’s further invasion of Ukraine, the price of oil, including the price of Brent crude oil futures contracts, has been volatile and increased significantly. This conflict has led to disruptions in the supply of oil and caused fluctuations in the price of oil, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the price of oil. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of Brent crude oil futures and, therefore, the value of the Securities and the payments on the Securities, including the Payment at Maturity, if any.

t	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The Securities have returns based on the change in price of futures contracts on the Underlying Commodity, not the change in the spot price of the actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related Underlying Commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

t	Differences between futures prices and the spot price of Brent crude oil may decrease the amount payable on the Securities. On any date, the Commodity Price that is used to determine the payments on the Securities is determined by reference to the official settlement price per barrel of Brent blend crude oil of the first nearby month futures contract on such date; provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date will be used, and the Commodity Price will therefore not reflect the spot price of Brent crude oil on such date. The market for futures contracts on Brent crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. For example, if the contract is in contango on the Trade Date or in backwardation on the Final Observation Date, the amount payable at maturity on the Securities may be less than if the Initial Commodity Price or Final Commodity Price, respectively, was determined with reference to the spot price.

t	Suspensions or disruptions of market trading in Brent crude oil futures contracts may adversely affect the value of the Securities. The futures market for Brent crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of Brent crude oil futures contracts and, therefore, the value of the Securities.

t	Legal and regulatory changes could adversely affect the return on and value of the Securities. Futures contracts and options on futures contracts, including those related to the Underlying Commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call, on the Coupon Payment Dates and at maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $1,000

t	Term: Approximately 3 years

t	Hypothetical Initial Commodity Price: $100.00

t	Contingent Coupon Rate: 11.90% per annum

t	Contingent Coupon: $29.75 per quarter

t	Observation Dates: Quarterly

t	Hypothetical Coupon Barrier and Downside Threshold: $60.00, which is 60% of the hypothetical Initial Commodity Price

Example 1 — Securities are Called on the Second Observation Date (the first Observation Date on which MSFL can call the Securities)

Date	Closing Price	Payment (per Security)

First Observation Date	$80.00 (at or above Coupon Barrier)	$29.75 (Contingent Coupon — Not Callable)
Second Observation Date	$125.00 (at or above Initial Commodity Price)	$1,029.75 (Settlement Amount)
	Total Payment:	$1,059.50 (5.95% return)

The Commodity Price is above the Coupon Barrier on the first Observation Date, and therefore a Contingent Coupon is paid on the related Coupon Payment Date. MSFL calls the Securities on the second Observation Date, which is the first Observation Date on which the Securities can be called. On the call settlement date, MSFL will pay you a total of $1,029.75 per Security, reflecting your principal amount plus the Contingent Coupon with respect to the relevant Observation Date. When added to the Contingent Coupon payment of $29.75 received in respect of the prior Observation Date, MSFL will have paid you a total of $1,059.50 per Security for a 5.95% total return on the Securities over a 6-month term. No further amount will be owed to you under the Securities, and you will not participate in any appreciation of the Underlying Commodity.

Example 2 — Securities are Called on the Fourth Observation Date

Date	Closing Price	Payment (per Security)

First Observation Date	$84.00 (at or above Coupon Barrier)	$29.75 (Contingent Coupon — Not Callable)
Second Observation Date	$62.00 (at or above Coupon Barrier; below Initial Commodity Price)	$29.75 (Contingent Coupon — Not Called)
Third Observation Date	$64.00 (at or above Coupon Barrier; below Initial Commodity Price)	$29.75 (Contingent Coupon — Not Called)
Fourth Observation Date	$116.00 (at or above Initial Commodity Price)	$1,029.75 (Settlement Amount)
	Total Payment:	$1,119.00 (11.90% return)

Since the Securities are called on the fourth Observation Date (which is approximately one year after the Trade Date), MSFL will pay you on the call settlement date a total of $1,029.75 per Security, reflecting your principal amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $89.25 received in respect of the prior Observation Dates, MSFL will have paid you a total of $1,119.00 per Security for an 11.90% total return on the Securities over a 1-year term. No further amount will be owed to you under the Securities, and you will not participate in any appreciation of the Underlying Commodity.

Example 3 — Securities are NOT Called and the Final Commodity Price of the Underlying Commodity is at or above the Downside Threshold

Date	Closing Price	Payment (per Security)

First Observation Date	$78.00 (at or above Coupon Barrier)	$29.75 (Contingent Coupon — Not Callable)
Second Observation Date	$44.00 (below Coupon Barrier and Initial Commodity Price)	$0.00 (Not Called)
Third to Eleventh Observation Dates	Various (all below Coupon Barrier and Initial Commodity Price)	$0.00 (Not Called)
Final Observation Date	$88.00 (at or above Downside Threshold and Coupon Barrier; below Initial Commodity Price)	$1,029.75 (Payment at Maturity)
	Total Payment:	$1,059.50 (5.95% return)

Since the Securities are not called and the Final Commodity Price is greater than or equal to the Downside Threshold, at maturity, MSFL will pay you a total of $1,029.75 per Security, reflecting your principal amount plus the Contingent Coupon. When added to the Contingent Coupon payment of $29.75 received in respect of prior Observation Dates, MSFL will have paid you a total of $1,059.50 per Security for a 5.95% total return on the Securities over the 3-year term. You will not participate in any appreciation of the Underlying Commodity.

Example 4 — Securities are NOT Called and the Final Commodity Price of the Underlying Commodity is below the Downside Threshold

Date	Closing Price	Payment (per Security)

First Observation Date	$70.00 (at or above Coupon Barrier)	$29.75 (Contingent Coupon — Not Callable)
Second Observation Date	$64.00 (at or above Coupon Barrier; below Initial	$29.75 (Contingent Coupon — Not Called)

Commodity Price)
Third to Eleventh Observation Dates	Various (all below Coupon Barrier; below Initial Commodity Price)	$0.00 (Not Called)
Final Observation Date	$30.00 (below Downside Threshold and Coupon Barrier; below Initial Commodity Price)	$1,000 + [$1,000 × Underlying Commodity Return] = $1,000 + [$1,000 × -70%] = $300 (Payment at Maturity)
	Total Payment:	$359.50 (-64.05% return)

Since the Securities are not called and the Final Commodity Price of the Underlying Commodity is below the Downside Threshold, at maturity MSFL will pay you $300 per Security. When added to the Contingent Coupon payments of $59.50 received in respect of prior Observation Dates, MSFL will have paid you $359.50 per Security over the 3-year term, for a loss on the Securities of 64.05%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Commodity Price is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Commodity Return is less than zero. Any payment on the Securities, including any payment upon an automatic call, any Contingent Coupon or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

t	purchase the Securities in the original offering; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	dealers and certain traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Securities to Non-U.S. Holders should not be subject to Section 871(m).

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Brent Crude Oil Futures Contracts

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. On any date, the price of Brent crude oil to which the return on the Securities is linked is based on the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures Europe on such date; provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the ICE Futures Europe), then the second nearby month futures contract on such date.

Brent Crude Oil Futures Contracts Historical Information

The following table sets forth the published high and low Commodity Prices, as well as the end-of-quarter Commodity Prices, for each quarter in the period from January 1, 2018 through September 14, 2023. The Commodity Price on September 14, 2023 was $93.70. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Commodity Prices should not be taken as an indication of future performance, and no assurance can be given as to the Commodity Price on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2018	3/31/2018	70.53	62.59	70.27
4/1/2018	6/30/2018	79.80	67.11	79.44
7/1/2018	9/30/2018	82.72	70.76	82.72
10/1/2018	12/31/2018	86.29	50.47	53.80
1/1/2019	3/31/2019	68.50	54.91	68.39
4/1/2019	6/30/2019	74.57	59.97	66.55
7/1/2019	9/30/2019	69.02	56.23	60.78
10/1/2019	12/31/2019	68.44	57.69	66.00
1/1/2020	3/31/2020	68.91	22.74	22.74
4/1/2020	6/30/2020	43.08	19.33	41.15
7/1/2020	9/30/2020	45.86	39.61	40.95
10/1/2020	12/31/2020	52.26	37.46	51.80
1/1/2021	3/31/2021	69.63	51.09	63.54
4/1/2021	6/30/2021	76.18	62.15	75.13
7/1/2021	9/30/2021	79.53	65.18	78.52
10/1/2021	12/31/2021	86.40	68.87	77.78
1/1/2022	3/31/2022	127.98	78.98	107.91
4/1/2022	6/30/2022	123.58	98.48	114.81
7/1/2022	9/30/2022	113.50	84.06	87.96
10/1/2022	12/31/2022	98.57	76.10	85.91
1/1/2023	3/31/2023	88.19	72.97	79.77
4/1/2023	6/30/2023	87.33	71.84	74.90
7/1/2023	9/14/2023*	93.70	74.65	93.70
*	Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

The graph below illustrates the performance of Brent crude oil futures contracts from January 1, 2018 through September 14, 2023, based on information from Bloomberg. Past performance of Brent crude oil futures contracts is not indicative of the future performance of Brent crude oil futures contracts.

* The dashed line indicates the Coupon Barrier and Downside Threshold of $56.22, which is 60% of the Initial Commodity Price.

Past performance is not indicative of future results.

Additional Terms of the Securities

If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.

The accompanying prospectus supplement refers to the Principal Amount as the “stated principal amount,” the Trade Date as the “pricing date” and the Final Observation Date as the “valuation date.”

Day-Count Convention

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Postponement of Observation Dates

If any scheduled Observation Date is not a Trading Day or if a Market Disruption Event occurs on such Observation Date, the Commodity Price for such date will be the Commodity Price on the next Trading Day on which no Market Disruption Event occurs; provided that if a Market Disruption Event has occurred on each of the five consecutive Trading Days immediately succeeding such Observation Date, the Calculation Agent will determine the Commodity Price for such Observation Date on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Commodity Price for such Observation Date shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the Commodity Price for such Observation Date shall be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant.

If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed; provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered as Contingent Coupon, if any, with respect to the Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Contingent Coupon to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the applicable Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity or positions in any other available instruments that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Commodity Price, and, as a result, the Coupon Barrier and Downside Threshold, which is the price at or above which the Commodity Price must be on each Observation Date in order for you to earn a Contingent Coupon, or, if the Securities are not called prior to maturity, is the price at or above which the Commodity Price must be on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such instruments during the term of the Securities, including on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the price of the Underlying Commodity on the Observation Dates, and, therefore, adversely affect the value of the Securities, whether the Contingent Coupon is payable or whether the Securities are called prior to maturity and, if not, the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $20 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.